Exhibit 99.2

Pershing Gold Announces Pricing of Public Offering of Common Stock

LAKEWOOD, Colo., December 2, 2016 (PR Newswire) — Pershing Gold Corporation (NASDAQ: PGLC) (TSX: PGLC) (FWB: 7PG1) ("Pershing Gold" or the "Company"), the emerging Nevada gold producer advancing the Relief Canyon mine, today announced the pricing of its previously-announced public offering. The offering consists of 2,205,883 shares of common stock at $3.40 per share for a total of approximately $7.5 million in gross proceeds before deducting the underwriter's discount and expenses and assuming no exercise of the overallotment option. The Company has granted the underwriter an option for a period of up to 45 days from December 2, 2016 to purchase up to an aggregate of 330,882 shares of the Company's common stock to cover overallotments. The offering is expected to close on or about December 7, 2016, subject to customary closing conditions.

Laidlaw & Company (UK) Ltd. acted as the sole book-running manager for the offering. Euro Pacific Capital Inc., Rodman & Renshaw, and ROTH Capital Partners, LLC also acted as financial advisors to the Company in connection with the offering.

Pershing Gold intends to use the net proceeds from the offering for advancing the Relief Canyon project, capital expenditures, working capital and general corporate purposes.

A registration statement relating to these securities was previously filed on Form S-3 (File No. 333-211910) with the Securities and Exchange Commission (the "SEC"), and was declared effective by the SEC on June 29, 2016. A final prospectus relating to the offering will be filed with the SEC and may be obtained on the SEC's website located at www.sec.gov, and electronic copies of the final prospectus may also be obtained from Laidlaw & Company (UK) Ltd., Attention: Syndicate Department, 546 Fifth Avenue, New York, NY 10036, by telephone at (212) 953-4900 or by email at syndicate@laidlawltd.com.

The Company has applied to list the shares of common stock on NASDAQ and the Toronto Stock Exchange ("TSX"). For the purposes of TSX approval, the Company intends to rely on the exemption set forth in Section 602.1 of the TSX Company Manual, which provides that the TSX will not apply its standards to certain transactions involving eligible interlisted issuers.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pershing Gold Corporation

Pershing Gold is an emerging gold producer whose primary asset is the Relief Canyon Mine in Pershing County, Nevada. Relief Canyon includes three historic open-pit mines and a state-of-the-art, fully permitted and constructed heap-leach processing facility. Pershing Gold is currently permitted to resume mining at Relief Canyon under the existing Plan of Operations.

Pershing Gold's landholdings cover approximately 25,000 acres that include the Relief Canyon Mine asset and lands surrounding the mine in all directions. This land package provides Pershing Gold with the opportunity to expand the Relief Canyon Mine deposit and to explore and make new discoveries on nearby lands.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws regarding the proposed public offering and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission and on SEDAR at www.sedar.com, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Contact Information

For more information, please contact:

Stephen Alfers, Executive Chairman, President and CEO

Jack Perkins, Vice President, Investor Relations

720.974.7254

investors@pershinggold.com

www.PershingGold.com